PZENA INVESTMENT MANAGEMENT, INC.
REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF 2017

•	Assets under management reach record $38.5 billion.

•	2017 full year revenue increases 30% to $141.3 million reflecting the increase in assets under management.

•
2017 full year GAAP diluted earnings per share falls 3% reflecting the net expense from the Tax Cuts and Jobs Act. Adjusting for the impact of the Tax Cuts and Jobs Act, diluted earnings per share increased 37% for the full year.

•	Board declares a year-end dividend of $0.42 per share.

NEW YORK, NEW YORK, February 6, 2018 - Pzena Investment Management, Inc. (NYSE: PZN) reported the following U.S. Generally Accepted Accounting Principles (GAAP) and non-GAAP basic and diluted net income and earnings per share for the three and twelve months ended December 31, 2017 and 2016 (in thousands, except per-share amounts):

	GAAP Basis		Non-GAAP Basis[1]
	For the Three Months Ended		For the Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)

Basic Net Income	$(1,046)	$10,986	$3,597	$3,034
Basic Earnings Per Share	$(0.06)	$0.67	$0.21	$0.18

Diluted Net Income[2]	$(1,046)	$18,434	$13,633	$10,482
Diluted Earnings Per Share[2]	$(0.06)	$0.27	$0.19	$0.15

	GAAP Basis		Non-GAAP Basis[1]
	For the Twelve Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)

Basic Net Income	$6,908	$16,179	$11,551	$7,958
Basic Earnings Per Share	$0.40	$1.01	$0.67	$0.50

Diluted Net Income[2]	$6,908	$39,600	$44,706	$31,379
Diluted Earnings Per Share[2]	$0.40	$0.58	$0.63	$0.46

[1] Please refer to the GAAP to Non-GAAP Reconciliations on Page 12 of this release for a reconciliation to the GAAP financial measures.
[2] During the three and twelve months ended December 31, 2017, the calculation of GAAP diluted earnings per share resulted in an increase in earnings per share. Therefore, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share.

GAAP diluted net income and GAAP diluted earnings per share were $(1.0) million and $(0.06), respectively, for the three months ended December 31, 2017, and $18.4 million and $0.27, respectively, for the three months ended December 31, 2016. GAAP diluted net income and GAAP diluted earnings per share were $6.9 million and $0.40 for the twelve months ended December 31, 2017, and $39.6 million and $0.58, respectively, for the twelve months ended December 31, 2016.

In evaluating the results of operations, management also reviews non-GAAP measures of earnings, which are adjusted to exclude changes in the deferred tax asset and corresponding liability to the Company's selling and converting shareholders associated with a prior period adjustment, the release of the valuation allowance in the fourth quarter of 2016, and the impact of the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017. Management believes that these accounting items add a measure of non-operational complexity which obscures the underlying performance of the business. Management uses the non-GAAP measures to assess the strength of the underlying operations of the business. It believes the non-GAAP measures provide information to further analyze the Company's operations between periods and over time. Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

As adjusted, non-GAAP diluted net income and non-GAAP diluted earnings per share were $13.6 million and $0.19, respectively, for the three months ended December 31, 2017, and $44.7 million and $0.63, respectively, for the twelve months ended December 31, 2017. As adjusted, non-GAAP diluted net income and non-GAAP diluted earnings per share were $10.5 million and $0.15, respectively, for the three months ended December 31, 2016, and $31.4 million and $0.46, respectively, for the twelve months ended December 31, 2016. GAAP and non-GAAP net income for diluted earnings per share generally assume all operating company membership units are converted into Company stock at the beginning of the reporting period, and the resulting change to Company GAAP and non-GAAP net income associated with its increased interest in the operating company is taxed at the Company's effective tax rate, exclusive of the adjustments noted above and other adjustments. When this conversion results in an increase in earnings per share or a decrease in loss per share, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share for the reporting period.

In December 2017, the Company changed the classification of assets under management ("AUM") to better reflect the composition of its client base. The Company now groups its assets into three new categories: Separately Managed Accounts, Sub-Advised Accounts, and Pzena Funds, which better illustrate the characteristics inherent in its client relationships. Historical data has been reclassified for all periods presented and did not impact reported totals of AUM.

Assets Under Management (unaudited) [1]
($ billions)
	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016

Separately Managed Accounts
Assets
Beginning of Period	$14.3	$13.8	$11.5	$12.5	$11.0
Inflows	0.3	0.1	0.3	1.4	1.7
Outflows	(0.5)	(0.3)	(0.3)	(1.6)	(2.0)
Net Flows	(0.2)	(0.2)	—	(0.2)	(0.3)
Market Appreciation/(Depreciation)	0.9	0.7	1.0	2.7	1.8
End of Period	$15.0	$14.3	$12.5	$15.0	$12.5

Sub-Advised Accounts
Assets
Beginning of Period Assets	$19.7	$18.2	$14.8	$16.3	$14.1
Inflows	1.3	0.8	1.1	3.5	2.6
Outflows	(0.7)	(0.3)	(1.1)	(1.8)	(2.9)
Net Flows	0.6	0.5	—	1.7	(0.3)
Market Appreciation/(Depreciation)	1.5	1.0	1.5	3.8	2.5
End of Period	$21.8	$19.7	$16.3	$21.8	$16.3

Pzena Funds
Assets
Beginning of Period Assets	$1.4	$1.5	$1.1	$1.2	$0.9
Inflows	0.3	—	0.1	0.5	0.3
Outflows	—	(0.1)	—	(0.3)	(0.2)
Net Flows	0.3	(0.1)	0.1	0.2	0.1
Market Appreciation/(Depreciation)	—	—	—	0.3	0.2
End of Period	$1.7	$1.4	$1.2	$1.7	$1.2

Total
Assets
Beginning of Period	$35.4	$33.5	$27.4	$30.0	$26.0
Inflows	1.9	0.9	1.5	5.4	4.6
Outflows	(1.2)	(0.7)	(1.4)	(3.7)	(5.1)
Net Flows	0.7	0.2	0.1	1.7	(0.5)
Market Appreciation/(Depreciation)	2.4	1.7	2.5	6.8	4.5
End of Period	$38.5	$35.4	$30.0	$38.5	$30.0

Financial Discussion

Revenue (unaudited)
($ thousands)
	For the Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016

Separately Managed Accounts	$20,416	$19,756	$16,206
Sub-Advised Accounts	15,565	14,073	10,856
Pzena Funds	2,928	2,400	2,011
Total	$38,909	$36,229	$29,073

		For the Twelve Months Ended
		December 31,	December 31,
		2017	2016

Separately Managed Accounts		$76,419	$61,165
Sub-Advised Accounts		55,003	40,018
Pzena Funds		9,873	7,153
Total		$141,295	$108,336

Revenue was $38.9 million for the fourth quarter of 2017, an increase of 7.4% from $36.2 million for the third quarter of 2017 and 33.8% from $29.1 million for the fourth quarter of 2016.

Included in these amounts for the fourth quarter of 2017 were performance fees recognized of $1.5 million, an increase from $0.9 million for the third quarter of 2017 and from $0.1 million for the fourth quarter of 2016.

Average assets under management for the fourth quarter of 2017 were $36.8 billion, increasing 7.0% from $34.4 billion for the third quarter of 2017, and 29.1% from $28.5 billion for the fourth quarter of 2016. The increase from the third quarter of 2017 and the fourth quarter of 2016 primarily reflects market appreciation and net inflows.

The weighted average fee rate was 0.423% for the fourth quarter of 2017, increasing from 0.421% for the third quarter of 2017, and from 0.408% for the fourth quarter of 2016.

The weighted average fee rate for separately managed accounts was 0.560% for the fourth quarter of 2017, compared to 0.563% for the third quarter of 2017, and 0.549% for the fourth quarter of 2016. The decrease from the third quarter of 2017 reflects a decrease in assets in our Focused Value strategies that generally carry higher fee rates. The increase from the fourth quarter of 2016 reflects an increase in performance fees recognized.

The weighted average fee rate for sub-advised accounts was 0.302% for the fourth quarter of 2017, compared to 0.298% for the third quarter of 2017, and 0.280% for the fourth quarter of 2016.  The increase from the third quarter of 2017 and fourth quarter of 2016 primarily reflects an increase in performance fees recognized. In addition, certain accounts related to one sub-advised relationship have fulcrum fee arrangements. These fee arrangements require a reduction in the base fee, or allow for a performance fee if the relevant investment strategy underperforms or outperforms, respectively, the agreed-upon benchmark over the contract's measurement period, which extends to three years.  During the fourth quarter of 2016 a reduction in base fees related to these fee arrangements was recognized.  A reduction in base fees was not recognized during the fourth quarter of 2017 due to improved relative performance, contributing to the increase in weighted average fee rate.  To the extent the three-year performance records of these accounts fluctuate relative to their relevant benchmarks, the amount of base fees recognized may vary.

The weighted average fee rate for Pzena funds was 0.737% for the fourth quarter of 2017, increasing from 0.660% for the third quarter of 2017 and from 0.684% for the fourth quarter of 2016. The increase from the third quarter of 2017 and fourth quarter of 2016 reflects an increase in performance fees recognized. The increase from the third quarter of 2017 also reflects an increase in assets in non-U.S. strategies that generally carry higher fee rates.

Total operating expenses were $18.0 million for the fourth quarter of 2017, increasing from $17.8 million for the third quarter of 2017 and from $15.4 million for the fourth quarter of 2016. The increase in operating expenses from the third quarter of 2017 primarily reflects an increase in general and administrative costs, partially offset by a decrease in compensation and benefits expense during the fourth quarter of 2017. The increase in general and administrative costs from the third quarter of 2017 and fourth quarter of 2016 primarily reflects an increase in professional fees and travel expenses. The decrease in compensation expense from the third quarter of 2017 reflects a one-time charge recognized in the third quarter of 2017. The increase in compensation expense from the fourth quarter of 2016 reflects an increase in headcount and compensation rates.

Operating Expenses (unaudited)
($ thousands)
	For the Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016

Compensation and Benefits Expense	$14,223	$14,763	$12,366
General and Administrative Expense	3,752	3,062	2,998
Operating Expenses	$17,975	$17,825	$15,364

		For the Twelve Months Ended
		December 31,	December 31,
		2017	2016

Compensation and Benefits Expense		$58,904	$48,330
General and Administrative Expense		13,337	12,788
Operating Expenses		72,241	61,118

As of December 31, 2017, employee headcount was 105, down from 108 at September 30, 2017 and up from 100 at December 31, 2016.

The operating margin was 53.8% for the fourth quarter of 2017, compared to 50.8% for the third quarter of 2017, and 47.2% for the fourth quarter of 2016.

Other income/ (expense) was income of approximately $22.2 million for the fourth quarter of 2017, income of $1.3 million for the third quarter of 2017, and an expense of $48.1 million for the fourth quarter of 2016. Other income/ (expense) includes the gains and other investment income recognized by the Company on its direct investments, the majority of which are held to satisfy obligations under its deferred compensation plan, as well as those recognized by external investors on their investments in investment partnerships that the Company consolidates. A portion of gains and other investment income associated with the investments of outside interests are offset in net income attributable to non-controlling interests. Other income/ (expense) for the fourth quarter of 2017 included $20.8 million of income associated with the enactment of the Tax Cuts and Jobs Act. Changes in the liability to selling and converting shareholders associated with changes in the deferred tax asset generated an expense of $50.1 million in the fourth quarter of 2016 associated with the release of the valuation allowance recorded against the deferred tax asset. Details of other income, as well as a reconciliation of the related GAAP and non-GAAP measures, are shown below:

Other Income/ (Expense) (unaudited)
($ thousands)
	For the Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016

Net Interest and Dividend Income	$122	$183	$47
Gains and Other Investment Income	1,315	1,054	1,888
Impact of the Tax Cuts and Jobs Act on the Liability to Selling and Converting Shareholders[1]	20,819	—	—
Change in Liability to Selling and Converting Shareholders[2]	—	—	(50,064)
Other (Expense)/ Income	(52)	69	22
GAAP Other Income/ (Expense)	22,204	1,306	(48,107)
Impact of the Tax Cuts and Jobs Act on the Liability to Selling and Converting Shareholders[1]	(20,819)	—	—
Change in Liability to Selling and Converting Shareholders[2]	—	—	50,064
Outside Interests of Investment Partnerships[3]	(271)	(215)	(271)
Non-GAAP Other Income, Net of Outside Interests	$1,114	$1,091	$1,686

		For the Twelve Months Ended
		December 31,	December 31,
		2017	2016

Net Interest and Dividend Income		$523	$345
Gains and Other Investment Income		4,117	3,019
Impact of the Tax Cuts and Jobs Act on the Liability to Selling and Converting Shareholders[1]		20,819	—
Change in Liability to Selling and Converting Shareholders[2]		—	(51,442)
Other Income		149	36
GAAP Other Income/ (Expense)		25,608	(48,042)
Impact of the Tax Cuts and Jobs Act on the Liability to Selling and Converting Shareholders[1]		(20,819)	—
Change in Liability to Selling and Converting Shareholders[2]		—	51,442
Outside Interests of Investment Partnerships[3]		(863)	(407)
Non-GAAP Other Income, Net of Outside Interests		$3,926	$2,993

[1] Reflects the change in the liability to the Company's selling and converting shareholders associated with the re-measurement of the deferred tax asset upon enactment of the Tax Cuts and Jobs Act in the fourth quarter of 2017.

[2] Reflects the change in the liability to the Company’s selling and converting shareholders associated with the deferred tax asset generated by the Company’s initial public offering and subsequent unit conversions.

[3] Represents the non-controlling interest allocation of the income of the Company's consolidated investment partnerships to its external investors.

The Company recognized income tax expense of $28.1 million for the fourth quarter of 2017, $2.5 million for the third quarter of 2017, and income tax benefit of $57.4 million for the fourth quarter of 2016. Income taxes for the fourth quarter of 2017 included $26.5 million in income tax expense resulting from the re-measurement of the deferred tax asset related to the Tax Cuts and Jobs Act enacted in the United States. Income taxes for the fourth quarter of 2016 included $60.0 million in income tax benefit associated with the release of the valuation allowance recorded against the Company's deferred tax asset.

Excluding changes in the realizability and expected future tax benefits associated with the deferred tax asset recognized during the fourth quarters of 2017 and 2016, the Company has recognized income tax expenses of $2.6 million, $2.5 million, and $0.6 million for the fourth and third quarters of 2017, and fourth quarter of 2016, respectively. Income tax expense in the fourth quarter of 2016 reflects a $0.7 million benefit associated with the reversal of uncertain tax position liabilities and interest related to unincorporated and other business tax expenses. Details of the income tax expense, as well as a reconciliation of the related GAAP and non-GAAP measures, are shown below:

Income Tax Expense/ (Benefit) (unaudited)
($ thousands)
	For the Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
GAAP Income Tax Expense/ (Benefit)	$28,052	$2,493	$(57,413)

Non-GAAP Corporate Income Tax Expense	$1,775	$1,746	$750
Non-GAAP Unincorporated and Other Business Tax Expense/ (Benefit)	815	747	(147)
Non-GAAP Income Tax Expense	2,590	2,493	603
Impact of Tax Cuts and Jobs Act[1]	26,468	—	—
Change due to Prior Period Adjustments[2]	(1,006)	—	—
Change in Valuation Allowance[3]	—	—	(59,960)
Net Adjustment to Deferred Tax Asset[4]	—	—	1,944
GAAP Income Tax Expense/ (Benefit)	$28,052	$2,493	$(57,413)

		For the Twelve Months Ended
		December 31,	December 31,
		2017	2016
GAAP Income Tax Expense/ (Benefit)		34,512	(54,475)

Non-GAAP Corporate Income Tax Expense		$6,188	$3,600
Non-GAAP Unincorporated and Other Business Tax Expenses		2,862	1,588
Non-GAAP Income Tax Expense		9,050	5,188
Impact of Tax Cuts and Jobs Act[1]		26,468	—
Change due to Prior Period Adjustments[2]		(1,006)	—
Change in Valuation Allowance[3]		—	(61,607)
Net Adjustment to Deferred Tax Asset[4]		—	1,944
GAAP Income Tax Expense/ (Benefit)		$34,512	$(54,475)

[1] Reflects income tax expense resulting from the re-measurement of the deferred tax asset related to the Tax Cuts and Jobs Act enacted in the United States during the fourth quarter of 2017.
[2] Reflects the net impact of a prior period adjustment to the deferred tax asset and corresponding liability to selling and converting shareholders recognized during the fourth quarter of 2017.
[3] Reflects the change in the valuation allowance assessed against the deferred tax asset established as part of the Company's initial public offering and subsequent unit conversions.
[4] Reflects the net impact of the changes in the Company's deferred tax asset and valuation allowance assessed against the deferred tax asset associated with the changes in tax benefits.

Details of the net income attributable to non-controlling interests of the Company's operating company and consolidated subsidiaries are shown below:

GAAP Non-Controlling Interests (unaudited)
($ thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016

Operating Company Allocation	$15,861	$14,013	$11,758
Outside Interests of Investment Partnerships[1]	271	215	271
GAAP Net Income Attributable to Non-Controlling Interests	$16,132	$14,228	$12,029

		For the Twelve Months Ended
		December 31,	December 31,
		2017	2016

Operating Company Allocation		$52,379	$37,065
Outside Interests of Investment Partnerships[1]		863	407
GAAP Net Income Attributable to Non-Controlling Interests		$53,242	$37,472

[1] Represents the non-controlling interest allocation of the income of the Company's consolidated investment partnerships to its external investors.

On January 30, 2018, the Company's Board of Directors approved a year-end dividend of $0.42 per share of its Class A common stock. The following dates apply to the dividend:

Record Date: February 16, 2018

Payment Date:      March 2, 2018

During the last twelve months, inclusive of the dividend noted above, the Company declared total dividends of $0.51 per share of its Class A common stock.

Change in Dividend Policy

On January 30, 2018, the Company's Board of Directors determined that it intends to reduce the targeted cash dividend payout ratio from 70% to 80% of non-GAAP diluted net income to 60% to 70% of non-GAAP diluted net income. Barring any changes in the Company’s financial condition, with the beneficial impact of the lower future effective tax rate due to the corporate tax rates enacted in the Tax Cuts and Jobs Act of 2017, we should expect to maintain the absolute level of the dividend despite the reduction in payout ratio. The Board regularly reviews the Company's long-term capital allocation strategy and determined that it is prudent to have additional financial flexibility to allow for investment in future business initiatives, while still returning a meaningful cash dividend to shareholders.

Fourth Quarter and Full Year 2017 Earnings Call Information

Pzena Investment Management, Inc. (NYSE: PZN) will hold a conference call to discuss the Company's financial results and outlook at 10:00 a.m. ET, Wednesday, February 7, 2018. The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of the Company's website, www.pzena.com.

Teleconference Instructions: To gain access to the conference call via telephone, U.S. callers should dial 844-378-6482; Canada callers should dial 855-669-9657; international callers should dial 412-317-5106. Please reference the Pzena Investment Management call.

Replay: The conference call will be available for replay through February 21, 2018, on the web using the information given above.

About Pzena Investment Management

Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements provide the Company’s current views, expectations, or forecasts of future events and performance, and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as filed with the SEC on March 13, 2017 and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Gary Bachman, 212-583-0225 or bachman@pzena.com.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	As of
	December 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Cash and Cash Equivalents	$63,414	$43,522
Restricted Cash	1,017	3,636
Due from Broker	1,875	842
Advisory Fees Receivable	32,531	26,326
Investments	21,737	22,310
Prepaid Expenses and Other Assets	2,575	2,079
Deferred Tax Asset	39,639	73,441
Property and Equipment, Net of Accumulated
Depreciation of $3,063 and $2,260, respectively	6,259	6,965
TOTAL ASSETS	$169,047	$179,121

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$31,983	$24,648
Due to Broker	144	17
Securities Sold Short, at Fair Value	—	2,622
Liability to Selling and Converting Shareholders	36,441	65,485
Deferred Compensation Liability	918	4,157
Other Liabilities	272	858
TOTAL LIABILITIES	69,758	97,787

Equity:
Total Pzena Investment Management, Inc.'s Equity	32,304	28,493
Non-Controlling Interests	66,985	52,841
TOTAL EQUITY	99,289	81,334
TOTAL LIABILITIES AND EQUITY	$169,047	$179,121

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

REVENUE	$38,909	$29,073	$141,295	$108,336

EXPENSES
Compensation and Benefits Expense	14,223	12,366	58,904	48,330
General and Administrative Expense	3,752	2,998	13,337	12,788
TOTAL OPERATING EXPENSES	17,975	15,364	72,241	61,118
Operating Income	20,934	13,709	69,054	47,218

Other Income/ (Expense)	22,204	(48,107)	25,608	(48,042)

Income/ (Loss) Before Taxes	43,138	(34,398)	94,662	(824)

Income Tax Expense/ (Benefit)	28,052	(57,413)	34,512	(54,475)
Consolidated Net Income	15,086	23,015	60,150	53,651

Less: Net Income Attributable to Non-Controlling Interests	16,132	12,029	53,242	37,472

Net Income/ (Loss) Attributable to Pzena Investment Management, Inc.	$(1,046)	$10,986	$6,908	$16,179

Earnings per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:

Net Income/ (Loss) for Basic Earnings per Share[1]	$(1,046)	$10,986	$6,908	$16,179
Basic Earnings per Share[1]	$(0.06)	$0.67	$0.40	$1.01
Basic Weighted Average Shares Outstanding	17,392,946	16,426,205	17,338,348	15,962,902

Net Income for Diluted Earnings per Share[1]	$(1,046)	$18,434	$6,908	$39,600
Diluted Earnings per Share[1]	$(0.06)	$0.27	$0.40	$0.58
Diluted Weighted Average Shares Outstanding	71,252,063	69,087,027	70,934,362	68,849,172

[1] During the three and twelve months ended December 31, 2017, the calculation of GAAP diluted earnings per share resulted in an increase in earnings per share. Therefore, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share.

PZENA INVESTMENT MANAGEMENT, INC.

GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP Net Income/ (Loss)	$(1,046)	$10,986	$6,908	$16,179
Net Expense as a result of Tax Cuts and Jobs Act	5,649	—	5,649	—
Change due to Prior Period Adjustments	(1,006)	—	(1,006)	—
Change in Liability to Selling and Converting Shareholders	—	50,064	—	51,442
Change in Valuation Allowance	—	(58,016)	—	(59,663)
Non-GAAP Net Income	$3,597	$3,034	$11,551	$7,958

Basic Weighted Average Shares Outstanding	17,392,946	16,426,205	17,338,348	15,962,902
GAAP Basic Earnings per Share	$(0.06)	$0.67	$0.40	$1.01
Net Expense as a result of Tax Cuts and Jobs Act	0.32	—	0.33	—
Change due to Prior Period Adjustments	(0.05)	—	(0.06)	—
Change in Liability to Selling and Converting Shareholders	—	3.04	—	3.23
Change in Valuation Allowance	—	(3.53)	—	(3.74)
Non-GAAP Basic Earnings per Share	$0.21	$0.18	$0.67	$0.50

GAAP Net Income for Diluted Earnings per Share	$8,990	$18,434	$40,063	$39,600
Net Expense as a result of Tax Cuts and Jobs Act	5,649	—	5,649	—
Change due to Prior Period Adjustments	(1,006)	—	(1,006)	—
Change in Liability to Selling and Converting Shareholders	—	50,064	—	51,442
Change in Valuation Allowance	—	(58,016)	—	(59,663)
Non-GAAP Net Income for Diluted Earnings per Share	$13,633	$10,482	$44,706	$31,379

Diluted Weighted Average Shares Outstanding	71,252,063	69,087,027	70,934,362	68,849,172
GAAP Diluted Earnings per Share	$0.13	$0.27	$0.56	$0.58
Net Expense as a result of Tax Cuts and Jobs Act	0.08	—	0.08	—
Change due to Prior Period Adjustments	(0.02)	—	(0.01)	—
Change in Liability to Selling and Converting Shareholders	—	0.72	—	0.75
Change in Valuation Allowance	—	(0.84)	—	(0.87)
Non-GAAP Diluted Earnings per Share	$0.19	$0.15	$0.63	$0.46